X

Frontdoor Delivers Strong Third-Quarter 2018 Revenue Growth

MEMPHIS, TENN. — November 5, 2018 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced unaudited third-quarter 2018 results.

Financial Results
	Three Months Ended September 30,
$ millions, except as noted	2018	2017	Change
Revenue	$377	$346	9%
Gross Profit	176	179	(2)%
Net Income	49	53	(7)%
Pro Forma Earnings per Share	0.58	0.63	(8)%
Adjusted EBITDA	86	96	(10)%
Home Service Plans (number in millions)	2.1	2.0	7%

Note: See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the nearest GAAP measure. See “Pro Forma Earnings per Share” accompanying this release for a description of our calculation of this measure.

Third-Quarter 2018 Highlights

•                  Successfully completed the spinoff from ServiceMaster on October 1, 2018; continue to identify opportunities to improve the core business

•                  Revenue increased 9 percent versus prior year period due to overall growth in the number of home service plans as well as improved price realization

•                  Number of home service plans increased 7 percent over third-quarter 2017 to 2.1 million; overall customer retention rates improved to 76 percent from 75 percent in the prior year period

•                  Gross profit margin of 47 percent declined from 52 percent in prior year period as a result of higher claims costs

•                  Aggressively addressing industry-wide cost increases by strategically raising home service plan prices across all channels and significantly strengthening business processes

•                  Net income of $49 million and Adjusted EBITDA of $86 million in third-quarter 2018 declined 7 percent and 10 percent, respectively, over prior year period, primarily due to higher claims costs, investments in the business and dis-synergies related to the spinoff

•                  Increased investment in customer care centers resulted in 50 percent improvement in average speed to answer telephone calls over prior year period

•                  Full-year 2018 outlook for revenue of $1.25 billion to $1.26 billion and Adjusted EBITDA of $215 million to $225 million

“I am extremely proud of our team’s effort to successfully complete the spinoff of Frontdoor on October 1,” said Chief Executive Officer Rex Tibbens. “With the spinoff behind us, we’re focusing all of our energies on strengthening our operational processes for scaling the business, enhancing the customer experience, building a strong leadership team and achieving our financial objectives. We believe there is tremendous opportunity for Frontdoor in the larger $400 billion U.S. home services space with the introduction of on-demand services, which we will be piloting in 2019 and expanding to a more robust offering thereafter.”

“We have a strong core business with robust organic revenue growth and cash flow,” said Chief Financial Officer Brian Turcotte. “We will continue to confront industry-wide cost headwinds by raising home service plan prices across all channels, transitioning to a data-driven organization and improving how we manage our base of contractors and suppliers.”

Third Quarter Results

Revenue by Major Customer Acquisition Channel
	Three Months Ended September 30,
$ millions	2018	2017	Change
Renewals	$251	$228	10%
Real estate	78	74	6%
Direct-to-consumer	47	43	10%
Other	1	1	*
Total	$377	$346	9%

Note: Real estate and direct-to-consumer amounts are first-year revenue only.

* not meaningful

Third-quarter 2018 revenue increased 9 percent over the prior year period, primarily driven by overall growth in the number of home service plans as well as improved price realization. The higher renewal revenue was driven by an increase in customer retention rates to 76 percent in third-quarter 2018 from 75 percent in the prior year period. The 6 percent increase in first-year real estate channel revenue over the prior year period reflects a mix shift to higher priced home service plan offerings and an increase in new home service plans. The 10 percent increase in first-year direct-to-consumer channel revenue reflects a 7 percent growth in new sales over the prior year period due to increased marketing investment.

Third-quarter 2018 net income was $49 million, or $0.58 Pro Forma Earnings per Share, versus $53 million, or $0.63 Pro Forma Earnings per Share, in the prior year period. The decrease in third-quarter 2018 net income was primarily driven by an increase in claims costs of $21 million, higher selling and administrative expenses and spinoff dis-synergies, each of which are further described in the Adjusted EBITDA bridge below. Additionally, interest expense was $7 million higher over the prior year period as a result of the $1.0 billion debt offering completed in August 2018. These items were partially offset by a $19 million favorable impact from higher revenue and the lower provision for income taxes of $16 million in the third-quarter 2018 compared with $29 million in the prior year period.

Period-over-Period Adjusted EBITDA Bridge
$ millions
Three Months Ended September 30, 2017	$96
Impact of change in revenue	19
Claims costs	(21)
Sales and marketing costs	(2)
Customer service costs	(2)
Spinoff dis-synergies	(2)
Other	(3)
Three Months Ended September 30, 2018	$86

Adjusted EBITDA in third-quarter 2018 was $86 million, a year-over-year decrease of $10 million, primarily due to a $21 million increase in claims costs, including increases of:

•                  $7 million related to the underlying cost of repairs, particularly in the appliance, HVAC, and plumbing trades;

•                  $6 million from a current period adjustment related to adverse development of claims costs: $5 million relates to the first half of 2018 and $1 million to the fourth-quarter of 2017, principally driven by a higher mix of appliance replacements versus repairs;

•                  $5 million related to a higher number of work orders, primarily driven by significantly warmer summer temperatures in the third-quarter 2018; and

•                  $3 million related to higher appliance replacements versus repair in the third-quarter 2018, primarily in July. Despite the unfavorable impact in July, the repair versus replacement ratio has gradually improved as a result of process enhancements.

Third-quarter 2018 Adjusted EBITDA was also unfavorably impacted by a number of items compared to the prior year period, including increases of:

•                  $2 million of sales and marketing costs, related to targeted spending to drive sales growth;

•                  $2 million related to investment in customer care centers to deliver an improved level of customer service;

•                  $2 million of ongoing costs related to the spinoff, primarily related to the separation of information technology systems historically shared with ServiceMaster; and

•                  $3 million of other costs, primarily related to higher professional fees and bad debt expense.

Cash Flow

	Nine Months Ended September 30,
$ millions	2018	2017
Net cash provided from (used for):
Operating Activities	$126	$136
Investing Activities	(4)	5
Financing Activities	(98)	(53)
Cash increase during the period	$23	$88

For the nine months ended September 30, 2018, net cash provided from operating activities was $126 million, a decrease of $10 million from the prior year period primarily due to a $21 million increase in cash payments related to restructuring and spinoff charges, partially offset by a $13 million increase in earnings adjusted for non-cash charges.

Net cash used for investing activities was $4 million for the nine months ended September 30, 2018, compared to $5 million in net cash provided from investing activities in the prior year period. The change was primarily due to an increase in capital expenditures related to the spinoff.

Net cash used for financing activities was $98 million for the nine months ended September 30, 2018, compared to $53 million in the prior year period. The increase was primarily due to net cash transfers to ServiceMaster that occurred prior to the spinoff, as well as payments for debt issuance costs incurred in connection with the debt offering.

Free cash flow was $104 million for the nine months ended September 30, 2018 compared to $127 million for the nine months ended September 30, 2017. The decrease of $23 million includes a $13 million increase in property additions and the year-over-year changes in net cash provided from operating activities discussed above.

Cash and marketable securities totaled $314 million as of September 30, 2018. As a result of certain adjustments made in connection with the spinoff from ServiceMaster, effective October 1, 2018 cash and marketable securities totaled $251 million. This is consistent with the spinoff agreement entered into with ServiceMaster, which provides that Frontdoor would retain $53 million in cash and marketable securities in excess of the required restricted net assets.

Total restricted net assets increased to $198 million as of October 1, 2018, due to increases in minimum requirements in certain jurisdictions as a result of the spinoff.

Frontdoor successfully completed a $1.0 billion debt offering on August 16, 2018, including a $650 million term loan facility and $350 million of high-yield notes.

Full-Year 2018 Outlook

•                  Revenue is anticipated to range from $1.25 billion to $1.26 billion.

•                  Gross profit margin is anticipated to range from 43 percent to 44 percent, reflecting a continuation of higher claims costs.

•                  Adjusted EBITDA is anticipated to range from $215 million to $225 million.

•                  Capital expenditures are anticipated to range between $25 million and $30 million.

•                  Effective tax rate is anticipated to be approximately 25 percent.

Note: A reconciliation of the forward-looking full-year 2018 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, in particular the amounts attributable to restructuring charges.  For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Third-Quarter 2018 Earnings Conference Call

Frontdoor has scheduled a conference call today, November 5, 2018, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss third-quarter 2018 financial and operating results. To participate on the conference call, interested parties should call 877.407.8291 (or international participants, 201.689.8345). Additionally, the conference call will be available via webcast. A slide presentation highlighting Frontdoor’s results will also be available. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay and will be available for approximately 90 days. To access the replay of this call, please call 877.660.6853 and enter reservation number 13684268 (international participants: 201.612.7415, reservation number 13684268).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard. Frontdoor serves more than two million customers across the U.S. through a network of 15,000 pre-qualified contractor firms that employ over 45,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unplanned breakdowns of essential home systems and appliances. With more than 45 years of experience, the company responds to over four million service requests annually (or one request every eight seconds). For details, visit www.frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “may,” “will,” “shall,” “should,” “would,” “could,” “anticipate,” “estimate,” “intend,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: lawsuits, enforcement actions and other claims by third parties or governmental authorities; the effects of our substantial indebtedness; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies; and failure to achieve some or all of the expected benefits of the separation from ServiceMaster. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC as well as the disclosure contained under the heading “Risk Factors” in our registration statement on Form 10 filed with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at www.sec.gov, and via Frontdoor’s website at www.frondoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, and Pro Forma Adjusted Earnings per Share.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; interest income from affiliate; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; spinoff charges; affiliate royalty expense; (gain) loss on insured home service plan claims; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives, spinoff charges, arrangements with affiliates and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company-to-company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; spinoff charges; affiliate royalty expense, interest income from affiliate, (gain) loss on insured home service plan claims, and the tax impact of the aforementioned adjustments.

We define “Pro Forma Adjusted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

See the schedules to this news release for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its’ and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

frontdoor, inc.

Condensed Combined Statements of Operations and Comprehensive Income (Unaudited)

($ millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue	$377	$346	$979	$899
Cost of services rendered	202	168	532	453
Gross Profit	176	179	448	447
Selling and administrative expenses	90	82	259	241
Depreciation expense	3	2	8	7
Amortization expense	2	2	6	6
Restructuring charges	—	4	3	6
Spinoff charges	8	6	23	6
Affiliate royalty expense	1	1	1	1
Interest expense	7	—	7	1
Interest income from affiliate	—	(1)	(2)	(2)
Interest and net investment income	—	(1)	(1)	(1)
Income before Income Taxes	65	83	143	183
Provision for income taxes	16	29	36	67
Net Income	$49	$53	$108	$116
Total Comprehensive Income	$49	$53	$108	$116

frontdoor, inc.

Condensed Combined Statements of Financial Position (Unaudited)

($ millions)

	As of
	September 30,	December 31,
	2018	2017
Assets:
Current Assets:
Cash and cash equivalents	$305	$282
Marketable securities	9	25
Receivables, less allowances of $2 and $1, respectively	11	406
Contract asset	29	—
Prepaid expenses and other assets	7	10
Deferred customer acquisition costs	—	18
Total Current Assets	361	741
Other Assets:
Property and equipment, net	46	31
Goodwill	476	476
Intangible assets, net	160	165
Long-term marketable securities	—	2
Deferred customer acquisition costs	21	—
Other assets	3	1
Total Assets	$1,065	$1,416
Liabilities and Parent’s Equity:
Current Liabilities:
Accounts payable	$45	$33
Accrued liabilities:
Payroll and related expenses	9	15
Home service plan claims	77	57
Interest payable	3	—
Other	12	19
Deferred revenue	176	573
Due to Parent	144	—
Current portion of long-term debt	9	9
Total Current Liabilities	476	705
Long-Term Debt	978	—
Other Long-Term Liabilities:
Deferred taxes	43	38
Other long-term obligations	6	11
Total Other Long-Term Liabilities	50	49
Commitments and Contingencies
Parent’s Equity:
Net Parent Investment	(439)	661
Total Parent’s (Deficit) Equity	(439)	661
Total Liabilities and Parent’s Equity	$1,065	$1,416

frontdoor, inc

Condensed Combined Statements of Cash Flows (Unaudited)

($ millions)

	Nine Months Ended
	September 30,
	2018	2017
Cash and Cash Equivalents at Beginning of Period	$282	$168
Cash Flows from Operating Activities:
Net Income	108	116
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation expense	8	7
Amortization expense	6	6
Deferred income tax provision	5	1
Stock-based compensation expense	3	3
Restructuring charges	3	6
Payments for restructuring charges	(6)	(4)
Spinoff charges	23	6
Payments for spinoff charges	(22)	(3)
Change in working capital, net of acquisitions:
Receivables	5	(70)
Prepaid expenses and other assets	(28)	1
Accounts payable	13	7
Accrued liabilities	15	20
Deferred revenue	(8)	42
Net Cash Provided from Operating Activities	126	136
Cash Flows from Investing Activities:
Purchases of property and equipment	(21)	(9)
Purchases of available-for-sale securities	(16)	(28)
Sales and maturities of available-for-sale securities	33	42
Net Cash (Used for) Provided from Investing Activities	(4)	5
Cash Flows from Financing Activities:
Payments on seller financed debt and capital lease obligations	(6)	(2)
Net transfers to Parent	(74)	(51)
Discount paid on issuance of debt	(2)	—
Debt issuance costs paid	(16)	—
Net Cash Used for Financing Activities	(98)	(53)
Cash Increase During the Period	23	88
Cash and Cash Equivalents at End of Period	$305	$256

Pro Forma Earnings per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ millions, except per share amounts	2018	2017	2018	2017
Net Income	$49	$53	$108	$116
Weighted-average common shares outstanding	84.5	84.5	84.5	84.5
Pro Forma Earnings per Share	0.58	0.63	1.28	1.37

At the date of distribution, Frontdoor had 84,515,619 common shares outstanding. The calculation of both basic and diluted Pro Forma Earnings per Share for the three and nine months ended September 30, 2018 and 2017 utilizes the common shares at the date of distribution as the basis for the calculation of weighted average common shares outstanding for periods prior to the spinoff, because at that time, Frontdoor did not operate as a separate, stand-alone entity, and no equity-based awards were outstanding prior to the date of distribution.

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ millions, except per share amounts	2018	2017	2018	2017
Net Income	$49	$53	$108	$116
Amortization expense	2	2	6	6
Restructuring charges	—	4	3	6
Spinoff charges	8	6	23	6
Affiliate royalty expense	1	1	1	1
Interest income from affiliate	—	(1)	(2)	(2)
Gain on insured home service plan claims	(1)	(1)	(2)	(1)
Tax impact of adjustments	(2)	(2)	(6)	(5)
Adjusted Net Income	$57	$62	$131	$127
Weighted-average common shares outstanding	84.5	84.5	84.5	84.5
Pro Forma Adjusted Earnings per Share	0.67	0.73	1.55	1.50

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ millions	2018	2017	2018	2017
Net Cash Provided from Operating Activities	$4	$24	$126	$136
Property additions	(4)	(3)	(21)	(9)
Free Cash Flow	$—	$22	$104	$127

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
$ millions	2018	2017	2018	2017
Net Income	$49	$53	$108	$116
Depreciation and amortization expense	5	4	14	13
Restructuring charges	—	4	3	6
Spinoff charges	8	6	23	6
Provision for income taxes	16	29	36	67
Non-cash stock-based compensation expense	1	—	3	3
Affiliate royalty expense	1	1	1	1
Interest expense	7	—	7	1
Interest income from affiliate	—	(1)	(2)	(2)
Gain on insured home service plan claims	(1)	(1)	(2)	(1)
Adjusted EBITDA	$86	$96	$191	$209

Key Business Metrics

	As of
	September 30,
	2018	2017(1)
Growth in Number of Home Service Plans	7%	10%
Customer Retention Rate	76%	75%

(1)                 As of September 30, 2017, excluding the impact of customers acquired through acquisitions, the growth in number of home service plans was 6 percent and the customer retention rate was 76 percent.

For further information contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Nicole Ritchie

901.701.5198

nicole.ritchie@frontdoorhome.com